Exhibit 23.1

Ronald R. Chadwick, P.C.

Certified Public Accountant

2851 South Parker Road

Suite 720

Aurora, Colorado  80014

Phone (303)306-1967

Fax (303)306-1944

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the Registration Statement of Vanell, Corp. on Form S-1/A9 of my Report of Independent Registered Public Accounting Firm, dated January 16, 2013 on the balance sheet of Vanell, Corp. as at December 31, 2012, and the related statements of operations, stockholders' equity, and cash flows for the period from September 7, 2012 (date of inception) through December 31, 2012.

In addition, I consent to the reference to me under the heading “Experts” in the Registration Statement.

RONALD R. CHADWICK, P.C.

Ronald R. Chadwick, P.C.

Aurora, Colorado

June 25, 2013

{00041849.DOC;1}